Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of May 30, 2019 by and between DraftKings Inc., a Delaware corporation (“Company”), and Jason Park (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  POSITION AND DUTIES.

(a)                GENERAL. Commencing June 3, 2019 (the “Effective Date”), Executive shall serve as the Company’s Chief Financial Officer and shall report directly to the Chief Executive Officer of the Company (the “CEO”). In this position, Executive shall have such duties, authorities and responsibilities as are customary for an employee in such position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the CEO. The Executive’s principal place of employment with the Company shall be at the Company’s headquarters located in Boston, Massachusetts (the “Company’s Headquarters”).

(b)                OTHER ACTIVITIES. For so long as Executive remains in the employ of the Company (the “Employment Term”), the Executive shall devote substantially all of the Executive’s business time, energy, knowledge and skill to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from: (A) serving on the boards of directors of non-profit organizations or for profit companies, provided such activities do not pose a conflict of interest or interfere with Executive’s performance of his duties under this Agreement, in each case as determined in the sole discretion of the CEO; and (B) participating in charitable, civic, educational, professional, community or industry affairs, provided such activities do not pose a conflict of interest or interfere with Executive’s performance of his duties under this Agreement, in each case as determined in the sole discretion of the CEO.

2.                  BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of Three Hundred and Fifty Thousand Dollars ($350,000) payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive’s base salary may be subject to annual review by the Company’s Board of Directors (“Board”) (or a committee thereof), and may be increased from time to time as determined by the Board. The base salary as may be increased from time to time shall constitute “Base Salary” for purposes of this Agreement.

3.                  EQUITY INCENTIVE AWARDS. Subject to approval by the Board, as soon as reasonably practicable after the Effective Date (but no later than the first regularly scheduled Board meeting after the Effective Date), the Company shall grant to Executive two awards of options (the “Option Awards”) to purchase Common Stock of the Company pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “Option Plan”). Each Option Award shall have an exercise price per share equal to fair market value of the Company’s Common Stock on the date of grant, as determined by the Board in its sole discretion. Each Option Award shall also be subject to the terms and conditions of the Company’s stock option award agreement under the Option Plan in substantially the form attached hereto as Exhibit D (together with the Option Awards, the “Equity Documents”). The Option Awards represent mutually-agreed upon consideration for the noncompetition covenants set forth in the Noncompetition Covenant (as referenced in Section 16).

(a)                Time Vested Option: The first Option Award (the “Time Vested Option”), shall be awarded with respect to 1,500,000 shares of the Company’s Common Stock. Twenty-five percent (25%) of the shares subject to the Time-Vested Option shall vest on June 24, 2020 and the remaining shares shall vest in twelve (12) substantially equal quarterly installments on each quarterly anniversary date thereafter, such that the Time-Vested Option shall be fully vested as of June 24, 2023, subject in all cases to Executive’s continued employment with the Company through each such vesting date.

(b)                Long-Term Incentive Plan Option: The second Option Award (the “LTIP Option”), shall be awarded with respect to 1,500,000 shares of the Company’s Common Stock, and, subject in all cases to Executive’s continued employment with the Company through each such vesting date, shall vest upon the Company’s achievement of certain liquidity event target stock prices, revenue targets, or EBITDA targets as determined by the Board and as further set forth in the applicable stock option award agreement under the Option Plan.

In addition, if in connection with a Change in Control (as defined in the Option Plan), (i) the Time Vested Option (or unvested portion thereof) is assumed or continued by the successor or acquiror entity in such Change in Control or the Time Vested Option is substituted for a similar award of the successor or acquiror entity, and (ii) within three (3) months prior to, or within twelve (12) months following, such Change in Control, either (x) the Company terminates Executive’s employment without Cause (as defined below) or (y) Executive terminates his employment with Good Reason (as defined below), then effective as of the date of such termination (or, if later, immediately prior to such Change in Control) the unvested portion of the Time Vested Option shall be immediately vested and exercisable. In the event that the Time Vested Option (or unvested portion thereof) is not assumed or continued by the successor or acquiror entity in such Change in Control, or not substituted for a similar award of the successor or acquiror entity, then effective as of immediately prior to, but subject to the occurrence of, such Change in Control, the unvested portion of such Time Vested Option shall become immediately vested and exercisable.

4.                  EXECUTIVE BENEFITS.

(a)                BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any executive benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives generally, currently including, without limitation, health and dental insurance coverage, long-term and short-term disability insurance coverage and group life insurance coverage, subject, in all events to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any executive benefit plan at any time.

(b)                VACATION TIME. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy applicable to its executives as in effect from time to time.

(c)                BUSINESS EXPENSES. Upon presentation of such reasonable substantiation and documentation as the Company reasonably may specify from time to time, the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder.

(d)                SIGNING BONUS. Executive shall be eligible to receive a signing bonus in the amount of Two Hundred and Twenty Nine Thousand Eight Hundred and Eight Dollars ($229,808) (the “Signing Bonus”), which will be earned upon Executive remaining in employment with the Company for thirty (30) days following June 24, 2019. The Signing Bonus will subject to applicable payroll deductions and withholdings and will be paid as an advance, in a lump-sum on the Company’s first ordinary payroll date that is at least thirty (30) days following June 24, 2019. If Executive terminates his employment without Good Reason (as defined below) or the Company terminates Executive’s employment for Cause (as defined below), in each case, before June 24, 2020, Executive shall be obligated to, and hereby agrees to, repay the full amount of the Signing Bonus previously advanced. Executive agrees that if he is obligated to repay the Signing Bonus, the Company may deduct, subject to applicable law, any such amount from any payments the Company may owe Executive, including but not limited to any regular payroll amount and any expense payments. Executive further agrees to pay to the Company, within thirty (30) days of the effective termination date, any remaining unpaid balance of the unearned Signing Bonus not covered by such deductions.

(e)                ANNUAL BONUS. During the Employment Term, Executive shall be eligible for an annual target bonus of Three Hundred Fifty Thousand Dollars ($350,000) (the “Annual Bonus”) which shall be pro-rated from June 24, 2019 for Executive’s first year of employment, with the Annual Bonus amount in any given fiscal year to be determined based on overall Company performance and Executive’s individual performance, as determined in the sole discretion of the Board and provided Executive remains employed by the Company through the applicable payment date. Any such Annual Bonus shall be paid to Executive at the same time that annual bonuses are paid to other senior executives of the Company.

5.                  TERMINATION. The Executive’s employment under this Agreement and the Employment Term shall terminate on the first of the following to occur:

(a)                DISABILITY. Thirty (30) days after written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform the Executive’s material duties hereunder with a reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred and twenty (120) days (including weekends and holidays) in any three hundred sixty-five (365) day period. The Executive shall reasonably cooperate with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b)                DEATH. Automatically upon the date of death of the Executive.

(c)                CAUSE. Thirty (30) days after written notice by the Company to the Executive of a termination for Cause if the Executive shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. “Cause” shall mean the Company’s termination of the Executive’s employment with the Company as a result of: (i) fraud, embezzlement or other willful act of material dishonesty by the Executive in connection with or relating to the Executive’s employment with the Company; (ii) theft or misappropriation of property, information or other assets by the Executive in connection with the Executive’s employment with the Company which results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (iii) the Executive’s commission, guilty plea, no contest plea, or similar plea for any felony or crime involving moral turpitude; (iv) the Executive’s use of alcohol or drugs while working that materially interferes with the Executive’s duties under this Agreement; (v) material breach of a material Company policy, or material breach of a Company policy that results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (vi) the Executive’s material breach of any of his obligations under this Agreement; or (vii) the Executive’s repeated insubordination, or refusal (other than as a result of a Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the CEO which are consistent with Executive’s position with the Company. Additionally, in the event that the basis for Cause is, in the reasonable good faith determination of the Company not reasonably subject to cure, then such thirty (30) days’ prior notice of termination for Cause shall not be required, and such termination shall be effective on the date the Company delivers notice of such termination for Cause.

(d)                WITHOUT CAUSE. The date of termination set forth in any written notice by the Company to the Executive of an involuntary termination without Cause (other than death or Disability).

(e)                GOOD REASON. Thirty-one (31) days after written notice by the Executive to the Company of a condition giving rise to a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Company’s material breach of any of its obligations under this Agreement or the Equity Documents; (ii) any material adverse change in Executive’s duties or authority or responsibilities (including reporting responsibilities), or the assignment of duties or responsibilities to Executive materially inconsistent with his position, (iii) Executive is no longer serving as the CFO of the Company, (iv) reduction in your total annual cash compensation opportunity (i.e. Base Salary and target Annual Bonus), (v) a material relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the Company’s Headquarters, or (vi) the failure of a successor to the Company to assume the Company’s obligations under this Agreement, provided, that, for (i) – (vi) above, Executive has given written notice to the Company of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Company fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Company.

(f)                 WITHOUT GOOD REASON. Thirty (30) days after written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of Executive’s termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

6.                  CONSEQUENCES OF TERMINATION.

(a)                DEATH. In the event that the Executive’s employment ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i)                 any unpaid Base Salary through the date of termination;

(ii)              reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)            all other accrued and vested payments, benefits or fringe benefits required to be paid or provided to the Executive under the applicable plans or by law, including without limitation, payment for all accrued vacation (collectively, Sections 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”);

(b)                DISABILITY. In the event that the Executive’s employment ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits at such times as set forth in Section 6(a) above.

(c)                TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, at such times as set forth in Section 6(a) above.

(d)                TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company without Cause, or (y) by the Executive for Good Reason, the Company will provide Executive with the Accrued Benefits at such times as set forth in Section 6(a) above, and provided Executive executes, returns to the Company and does not revoke the release and waiver of claims in the form attached hereto as Exhibit C (with such changes as may be required in order to reflect or comply with applicable laws at such time, as determined by the Company in its reasonable judgment, the “Release and Waiver”) and the Release and Waiver becomes effective pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also pay or provide the Executive with the following:

(i)                 an amount equal to the Executive’s then monthly Base Salary, less all applicable withholdings and deductions, for a period of twelve (12) months following such termination (the “Severance Period”), payable beginning on or before the first regular payroll date of the Company that is sixty (60) days following the date of Executive’s termination, with such monthly payments continuing for the next eleven (11) consecutive months thereafter; and

(ii)              continued participation through COBRA coverage (all costs, expenses and premiums to be paid by Company) on the same basis in the executive benefit plans contemplated by Section  4(a) hereof in which the Executive is participating on the date of such termination of employment for the Severance Period (the “COBRA Payment Period”); provided that the Executive is eligible and remains eligible for coverage under such plans; and provided, further, that in the event that the Executive obtains other employment that offers Executive substantially equivalent benefits, such continuation of coverage by the Company under this Section 6(d)(ii) shall immediately cease. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(e)                RETURN OF COMPANY PROPERTY. Within ten (10) days after Executive’s termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

7.                  REPRESENTATIONS AND WARRANTIES.

(a)                AUTHORIZATION. All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of this Agreement by the Company, and the performance of all of the Company’s obligations under this Agreement has been taken.

(b)                ENFORCEABILITY. This Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms.

8.                  NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided further that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.                  NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile on a business day or, if not so delivered, then on the next business day, (c) on the date of delivery, if delivered by guaranteed overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: Jason Park [Address] [Address] If to the Company: DraftKings Inc. Attn: General Counsel 222 Berkley Street Boston, MA 02116 Fax: (617) 977-1727

or to such other address or fax number as either party may have furnished to the other in writing in accordance herewith.

10.              SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any offer letter, form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11.              SEVERABILITY. Each provision of this Agreement will be construed as separable and divisible from every other provision and the enforceability of any one (1) provision will not limit the enforceability, in whole or in part, of any other provision.  In the event that a court or administrative body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void or less than fully enforceable as to time, scope or otherwise, then such provision will be construed by limiting and reducing it so that such provision is valid, legal and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement will not be affected by such alteration, and will remain in full force and effect.

12.              COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.              GOVERNING LAW; ARBITRATION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A and Exhibit B hereof, which shall be decided pursuant to the terms of these Exhibits, any dispute arising from this Agreement or Executive’s employment with the Company, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Boston, Massachusetts, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules-employment-arbitration/.  The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Boston office of JAMS.  The arbitrator shall have the authority to award all remedies available in a court of law. The Company shall pay the arbitrator’s fees and all fees and costs to administer the arbitration.  The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Company. By agreeing to arbitrate disputes arising out of Executive’s employment, both the Executive and the Company voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers’ compensation or unemployment benefits, any claim for injunctive or equitable relief, or any claim arising from Exhibit A or Exhibit B to this Agreement brought by the Company or the Executive in any court of competent jurisdiction.  All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Massachusetts (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

14.              MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the CEO or other authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and, following approval of the Option Awards by the Board, the Equity Documents, together with all other exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15.              TAX MATTERS.

(a)                WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)                SECTION 409A COMPLIANCE.

(i)                 The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)              A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)            To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)             For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. If the period during which the Executive has to consider the Release and Waiver and for the Release and Waiver to become effective begins in one calendar year and ends in a second calendar year, amounts payable hereunder that are contingent upon the occurrence of the effectiveness of the Release and Waiver shall begin to be paid in the second calendar year.

(v)               Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

16.              NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT AND NONCOMPETITION COVENANT. As a condition of employment, Executive agrees to execute and abide by a Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement in the form attached as Exhibit A and the Noncompetition Covenant in the form attached as Exhibit B (together the “Covenants”), which may be amended by the mutual agreement of the parties from time to time without regard to this Agreement. The Covenants contain provisions that are intended by the parties to survive and do survive termination of this Agreement.

17.              EXPENSES; INDEMNIFICATION. The Company will reimburse Executive for Executive’s reasonable out-of-pocket legal expenses associated with the review of this Agreement, up to a maximum of $7,500. Executive will be insured under the Company's Director's and Officer's Liability Insurance to the extent the Company maintains such a policy and will be entitled to indemnification by the Company pursuant to the terms and conditions of the Company’s certification of incorporation and by-laws to the same extent as the Company’s executive officers and directors.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DRAFTKINGS INC.

By:	/s/ Jason Robins

Name:	Jason Robins

Title:	CEO

EXECUTIVE

/s/ Jason Park
Jason Park

EXHIBIT A

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

The undersigned Employee (the “Employee”), executes this Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement (the “Agreement”) in consideration of, and a material inducement for, the Company’s (as defined below) relationship with Employee, whether by employment, contractor, or in advisory or consulting capacities, or otherwise, and in consideration of receiving any form of compensation or benefit from or in the Company. Employee understands and agrees that this Agreement shall remain in effect and survive any and all changes in Employee’s job duties, titles and compensation during Employee’s relationship with Company.

Definitions

i.	“Company” shall mean any entity controlled by, controlling, or under common control with DraftKings Inc., including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company, including but not limited to: FanDuel, Paddy Power Betfair, William Hill and bet365.

iii.	“Business of the Company” shall mean the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for: (1) fantasy sports contests (“FSC”); (2) Regulated Gaming (defined below); (3) all other products and services that exist, are in development, or are under consideration by the Company during your relationship with the Company (“Other Products and Services”); and (4) all products and services incidentally related to, or which are an extension, development or expansion of, FSC, Regulated Gaming and/or Other Products and Services (“Incidental Products and Services”).

iv.	“Regulated Gaming” shall mean the operation of games of chance or skill or pari-mutuel or fixed odds games (including, but not limited to, lotteries, pari-mutuel betting, bingo, race tracks, jai alai, legalized bookmaking, off-track betting, casino games, racino, keno, and sports betting or any play for fun (non-wagering) versions of the foregoing) and any type of ancillary service or product related to or connected with the foregoing.

v.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure by you); information approved in writing for unrestricted release by Company; or information produced or disclosed pursuant to a valid court order, provided you have given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

1.	Duty of Loyalty. During the period of Employee’s relationship with the Company, Employee will devote Employee’s best efforts on behalf of the Company. Employee agrees not to provide any services to any Competing Business or engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company.

2.	Nonsolicitation of Customers, Clients or Vendors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee shall not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise, solicit or transact business, or attempt to solicit or transact business with, any of the Company’s customers, clients, vendors or partners, or prospective customers, clients, vendors or partners, in all cases, about which Employee learned Confidential Information (as defined above) or which Employee had some involvement or knowledge related to the Business of the Company.

3.	Nonsolicitation of Employees and Contractors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee will not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise: (i) solicit, in person or through supervision or control of others, an employee, advisor, consultant or contractor of the Company for the purpose of inducing or encouraging the employee, advisor, consultant or contractor to leave his or her relationship with the Company or to change an existing business relationship with the Company or to change an existing business relationship to the detriment of the Company, (ii) hire away an employee, advisor, consultant or contractor of the Company; or (iii) help another person or entity hire away a Company employee, advisor, consultant or contractor. Notwithstanding the foregoing, the placement of general advertisements offering employment, other service relationships or activities that are not specifically targeted toward employees, advisors, consultants or contractors of the Company shall not be deemed to be a breach of this Section 3.

4.	Nondisclosure of Customer, Partner and Vendor Information. Employee understands and agrees that it is essential to the Company’s success that all nonpublic customer, partner, and vendor information is deemed and treated as Confidential Information and a confidential trade secret. Employee will not, directly or indirectly, either for him/herself or for any other person, partnership, legal entity, or enterprise, use or disclose any such customer, partner, or vendor information, except as may be necessary in the normal conduct of the Company’s business for the specific customer, partner, or vendor. Employee agrees that at the end of Employee’s relationship with the Company, or upon request by the Company, Employee will return to the Company any materials containing such information.

5.	Nondisclosure of Confidential Information. All such Confidential Information is (and will be) the exclusive property of the Company, and Employee shall not, during or after Employee’s employment: (i) use any Confidential Information for any purpose that is not authorized by the Company; (ii) disclose any Confidential Information to any person or entity, except as authorized by the Company in connection with Employee’s job duties; or (iii) remove or transfer Confidential Information from the Company’s premises or systems except as authorized by the Company.

Upon termination of Employee’s relationship (for any reason), or upon the request of the Company, Employee will immediately surrender to the Company all Company property in Employee’s possession, custody, or control, including any and all documents, electronic information, and materials of any nature containing any Confidential Information, without retaining any copies.

Employee understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information. Employee agrees to respect and be bound by the terms of such agreements in the event Employee has access to such Confidential Information.

Employee understands that Confidential Information is never to be used or disclosed by Employee, as provided in this Section 5. If a temporal limitation on Employee’s obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Company agrees that the two (2) year period after the date Employee’s employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall limit the Employee’s right to discuss Employee’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Employee agrees to take all reasonable steps to ensure that the Company’s Confidential Information is not made public during any such disclosure. Pursuant to 18 U.S.C. Section 1833(b), the Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.	Assignment of Inventions. Employee expressly understands and agrees that any and all right or interest Employee obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of this Agreement which relate to or arise out of his relationship with the Company and which relate to the business of the Company are expressly regarded as “works for hire” or works invented or authored within the scope of employment or engagement, whether as an adviser, consultant, officer, executive, director or other capacity (the “Inventions”). Employee hereby assigns to the Company the sole and exclusive right to such Inventions. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all “Moral Rights” (which shall mean all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. Employee further acknowledges and agrees that neither his successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any intellectual property rights with respect thereto).

Employee agrees to disclose all Inventions fully and in writing to the Company promptly after development, conception, invention, creation or discovery of the same, and at any time upon request. Employee will provide all assistance that the Company reasonably requests to secure or enforce its rights throughout the world with respect to Inventions, including signing all necessary documents to memorialize those rights and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Employee’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by the Employee during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Employee for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officer and agent and his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee.

In Attachment A to this Agreement, Employee has listed all Inventions that relate to the Business of the Company that Employee (alone or jointly with others) made, conceived, or first reduced to practice by Employee prior to Employee’s execution of this Agreement, and in which Employee has any property interest or claim of ownership. If no such Inventions are listed in said Attachment, Employee represents that Employee has no such Inventions.

To the extent Employee is a citizen of and subject to law of a state which provides a limitation on invention assignments, then this Agreement’s assignment shall not include inventions excluded under such law.

7.	Absence of Conflicting Agreements. Employee understands that the Company does not desire to acquire from Employee any trade secrets, know-how or confidential business information that Employee may have acquired from others, and Employee agrees not to disclose any such information to the Company or otherwise utilize any such information in connection with Employee’s performance of duties with the Company. Employee represents that Employee is not bound by any agreement or any other existing or previous business relationship which purports to conflict or impact the full performance of Employee’s duties and obligations to the Company.

8.	Remedies Upon Breach. Employee agrees that any action that violates this Agreement would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

9.	Jurisdiction, Venue and Choice of Law The parties hereby mutually agree to the exclusive jurisdiction of the Superior Court (inclusive of the Business Litigation Session) of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts for any dispute arising hereunder. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by regular mail to his last known address; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If Employee commences a legal action or other proceeding against the Company concerning a dispute arising from or relating to this Agreement outside of Massachusetts, Employee shall reimburse the Company for its reasonable attorneys’ fees, costs and expenses if Company prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where Employee commenced the action or in a Massachusetts forum. This Agreement shall be governed by the internal substantive laws of Massachusetts, without regard to the doctrine of conflicts of law.

10.	At-Will Employment. Employee agrees and acknowledges that Employee is an employee “at will” and nothing in this Agreement is intended to guarantee employment for any period of time. Even though the nature of Employee’s relationship with the Company is as an “at will” employee, the parties enter this Agreement with the understanding that Employee’s position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Agreement shall follow Employee throughout the entire course of Employee’s employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Agreement.

11.	Return of Property. Employee agrees that, at the time of termination of Employee’s employment (for any reason), Employee will return immediately to the Company, in good condition, all property of the Company. This return of property includes, without limitation, a return of physical property (such as computer, phone or other mobile devices, credit card, promotional materials, etc.) and intangible property (such as computer passwords).

12.	Litigation and Regulatory Cooperation. During and after the Employee’s relationship with the Company, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company, unless such claim is brought by Employee.

13.	Communication to Future Employers. Employee agrees to communicate the contents of all post-relationship obligations in this Agreement to any Competing Business that you intend to be employed by, associated with, or represent. Employee understands and agrees that the Company may, in its discretion, also share any post-employment obligation set out in this Agreement with any future employer or potential employer of Employee, or any entity which seeks to be associated with Employee for Employee’s services.

14.	Miscellaneous. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If a court determines that one or more of the provisions contained in this Agreement shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) and/or sever such provisions from this Agreement so as to render it enforceable to the maximum extent allowed by law. Any part of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective only to the extent of such prohibition without invalidating the remaining provisions of this Agreement. The obligations of Employee under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement amends, supplants and supersedes any agreement previously executed between the parties regarding the subject matter of this Agreement.

Employee recognizes and agrees that the enforcement of this Agreement is necessary, among other things, to ensure the preservation, protection and continuity of Confidential Information, trade secrets and goodwill of the Company. Employee agrees that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

Employee is advised to consult with an attorney before entering into this Agreement.

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement as an instrument under seal as of this 30th day of May, 2019.

DraftKings Inc.	Employee

/s/ Jason Robins	/s/ Jason Park
By: Jason Robins	Jason Park
Title: Chief Executive Officer

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements (referred to in Section 6) made by you, alone or jointly with others, prior to joining the Company.

Right, Title or Interest (If none, please write “NONE”.)	Date Acquired	Identifying Number or Brief Description of Inventions or Improvements

Name of Employee:

Jason Park
Print

/s/ Jason Park
Sign

5/30/2019
Date

EXHIBIT B

Noncompetition Covenant

(a)	During the period of your relationship with Company, you, Jason Park (hereinafter “you”) agree to not, anywhere within the Restricted Area (defined below), acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business (defined below). For a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), you agree to not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business that relate to any aspect of the Business of the Company (i.e., FSC, Regulated Gaming, Other Products and Services, and/or Incidental Products and Services) for which you performed services or received confidential information at any time during the twelve (12) month period prior to such termination. For example, if you performed services for the FSC aspect of the Business of the Company and received confidential information about the Regulated Gaming aspect of the Business of the Company during the twelve (12) month period prior to the termination of your relationship with the Company (for any reason other than referenced below in section (b)), then for twelve (12) months after such termination, you shall not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company), provide services to a Competing Business that relate to FSC or Regulated Gaming. The foregoing shall not be construed to preclude you from (i) owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business, or (ii) becoming a shareholder, partner, contractor, agent, member, employee or otherwise of a private equity, venture capital or other investment firm, and providing services in connection therewith. The foregoing shall, however, be construed to specifically prevent you from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your relationship with the Company and for a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that at any time during such twelve (12) month period, has investments in any Competing Business. To the extent that you act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company for any private equity, venture capital or other investment firm at any time during such twelve (12) month period, you agree to institute an ethical screen that prevents your access to communications, information and participation in all services related to the Business of the Company.

As set out in the Massachusetts Noncompetition Act, you and the Company agree that the Option Awards (as defined in your Executive Employment Agreement) constitute mutually-agreed upon consideration for this Noncompetition Covenant. Such consideration is specifically designated and you acknowledge the receipt and sufficiency of the consideration.

i.	“Company” shall mean any entity controlled by, controlling, or under common control with DraftKings Inc., including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Restricted Area” shall mean the entire United States since the Business of the Company encompasses the entire United States, of which you acknowledge and agree.

iii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company, including but not limited to: FanDuel, Paddy Power Betfair, William Hill and bet365.

iv.	“Business of the Company” shall mean the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for: (1) fantasy sports contests (“FSC”); (2) Regulated Gaming (defined below); (3) all other products and services that exist, are in development, or are under consideration by the Company during your relationship with the Company (“Other Products and Services”); and (4) all products and services incidentally related to, or which are an extension, development or expansion of, FSC, Regulated Gaming and/or Other Products and Services (“Incidental Products and Services”).

v.	“Regulated Gaming” shall mean the operation of games of chance or skill or pari-mutuel or fixed odds games (including, but not limited to, lotteries, pari-mutuel betting, bingo, race tracks, jai alai, legalized bookmaking, off-track betting, casino games, racino, keno, and sports betting or any play for fun (non-wagering) versions of the foregoing) and any type of ancillary service or product related to or connected with the foregoing.

vi.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure by you); approved in writing for unrestricted release by Company; or produced or disclosed pursuant to a valid court order, provided you have given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

(b)	You and the Company agree that the Noncompetition Covenant shall not be enforceable against you if the Company terminates your employment without Cause (as defined in the Agreement) or if you are laid off. In the event of a termination without Cause or layoff, all other agreements with the Company (including without limitation the Award Agreement (as defined in the Stock Option Grant Notice)), shall remain in full force and effect.

(c)	You agree to communicate the contents of all post-relationship obligations in this Noncompetition Covenant to any Competing Business that you intend to be employed by, associated with, or represent. You understand and agree that the Company may, in its discretion, also share any post-relationship obligation in this Noncompetition Covenant with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

(d)	You agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company’s Confidential Information, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

(e)	You agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, of this Noncompetition Covenant, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

(f)	You and the Company hereby mutually agree to the exclusive jurisdiction of the Superior Court (inclusive of the Business Litigation Session) of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts for any dispute arising hereunder. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to your last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If you commence a legal action or other proceeding against the Company concerning a dispute arising from or relating to this Noncompetition Covenant outside of Massachusetts you shall reimburse the Company for its reasonable attorneys’ fees, costs and expenses if Company prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where you commenced the action or in a Massachusetts forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Massachusetts, without regard to the doctrine of conflicts of law.

(g)	The failure of you or Company to insist upon strict performance of this Noncompetition Covenant irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

(h)	If a court determines that one or more of the provisions contained in this Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) and/or sever such provisions from this Noncompetition Covenant so as to render it enforceable to the maximum extent allowed by law. Any part of this Noncompetition Covenant which is prohibited or which is held to be void or unenforceable shall be ineffective only to the extent of such prohibition without invalidating the remaining provisions of this Noncompetition Covenant.

(i)	Except as described in Section (b) of this Noncompetition Covenant, your obligations under this Noncompetition Covenant shall survive the termination of your relationship with the Company regardless of the manner of such termination.

(j)	The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company.

(k)	You agree that you received this Noncompetition Covenant by the earlier of the formal offer of employment that you received from the Company or 10 business days before commencement of your employment with the Company.

(l)	Before agreeing to this Noncompetition Covenant, you have the right to consult with counsel. The terms and conditions of this Noncompetition Covenant shall supersede all prior noncompetition covenants between you and Company.

(m)	In the event that you breach this Noncompetition Covenant, in addition to any other rights and remedies available to the Company, you agree that the Company shall have the right to deem that any and all vested and unvested shares subject to this stock option grant have been forfeited.

(n)	The parties agree that you are employed “at will” and nothing in this Noncompetition Covenant is intended to guarantee employment for any period of time. Even though the nature of your relationship with the Company is as an “at will” employee, the parties enter this Noncompetition Covenant with the understanding that your position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Noncompetition Covenant shall follow you throughout the entire course of your employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Noncompetition Covenant.

DraftKings Inc.	Employee

/s/ Jason Robins	/s/ Jason Park
By: Jason Robins	Jason Park
Title: Chief Executive Officer

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration for the end of employment / termination benefits set forth in my Executive Employment Agreement dated May 30, 2019, to which this form is attached, including without limitation the end of employment / termination benefits set forth in Section 6 thereof, I, Jason Park, hereby furnish DraftKings, Inc. (the “Company”), with the following release and waiver of claims (the “Release”). For the avoidance of doubt, nothing in this Release is intended or shall be construed to waive, release or limit in any manner the end of employment / termination benefits described above.

I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, retention bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (as amended), the National Labor Relations Act of 1935 (as amended), and any similar applicable state laws, including those of the Commonwealth of Massachusetts and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and any public policy, contract, tort, or common law. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising from the breach of this Release; or (iv) any claims related to any Accrued Benefits or other vested benefits payable or due to me on account of the end of my employment or my termination under the terms of my Executive Employment Agreement. For the avoidance of doubt, nothing in this Release shall prevent me from challenging the validity of the Release in a legal or administrative proceeding. Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. I further understand this Release does not limit my ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, I am otherwise waiving, to the fullest extent permitted by law, any and all rights I may have to individual relief based upon any claims arising out of any proceeding or investigation before one or more of the Government Agencies. If any such claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party. Notwithstanding anything to the contrary set forth herein, this Release does not abrogate my existing rights under any Company benefit plan, the Executive Employment Agreement or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge claims arising under any such plan or agreement after the Effective Date of this Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that (i) the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled; and (ii) that, subject only to Company providing the end of employment / termination benefits described in the first paragraph of this Release, I have been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim. I affirm that all of the decisions of the Released Parties regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. I affirm that I have not filed or caused to be filed, and am not presently a party to, a claim against any of the Released Parties. I further affirm that I have no known workplace injuries or occupational diseases. I acknowledge and affirm that I have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release (in a written revocation sent to the Chief Executive Officer of the Company); and (e) this Release will not be effective until the eighth day after I sign this Release, provided that I have not earlier revoked this Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Release unless and until it becomes effective.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: 5/30/2019	By:	/s/ Jason Park
Jason Park

EXHIBIT D

STOCK OPTION AGREEMENTS

D-1